Subject to completion, dated June 1, 2006

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting or offering to buy these securities in any state where the offer or sale is not permitted.

FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION NO.333-133062

PROSPECTUS SUPPLEMENT

To Prospectus Dated April 6, 2006

$

HARRAH’S OPERATING COMPANY, INC.

        % Senior Notes due 2016

Payment of principal, interest and premium, if any, unconditionally guaranteed by

HARRAH’S ENTERTAINMENT, INC.

The notes bear interest at the rate of       % per year. Interest on the notes is payable on June 1 and December 1 of each year, beginning on December 1, 2006. We may redeem some or all of the notes at any time prior to their maturity. The redemption prices are described under the caption “Description of Notes—Optional Redemption.”

The notes will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness. The notes will be guaranteed by Harrah’s Entertainment, Inc.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2005.

	Per Note	Total
Public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Harrah’s	%	$

The public offering price set forth above does not include accrued interest, if any. Interest will accrue from June     , 2006 if settlement occurs after that date.

The initial purchasers expect to deliver the notes to purchasers in book entry form through The Depository Trust Company (“DTC”) and through the Euroclear System and Clearstream, Luxembourg (as indirect participants in DTC) on or about June     , 2006.

None of the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement to the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Deutsche Bank Securities	JPMorgan

The date of this prospectus supplement is June  , 2006.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in the prospectus from time to time and in one or more offerings. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus supplement, the words “Harrah’s Entertainment” refer to Harrah’s Entertainment, Inc., a Delaware corporation, “Harrah’s Operating” refer to Harrah’s Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Harrah’s Entertainment, and “Harrah’s,” “we,” “our,” “ours,” and “us” refer to Harrah’s Entertainment and its consolidated

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subsidiaries, including without limitation Harrah’s Operating, unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth in this prospectus and the accompanying prospectus supplement incorporated by reference into this prospectus supplement and the accompanying prospectus.

In addition to the risk factors set forth in our periodic reports filed with the SEC, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•       the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

•       construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•       the effects of environmental and structural building conditions relating to our properties;

•       our ability to timely and cost-effectively integrate into our operations the companies that we acquire, including with respect to our acquisition of Caesars;

•       access to available and reasonable financing on a timely basis;

•       the ability of purchasers of any of our assets subject to sale agreements to close the purchases on a timely basis;

•       changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•       litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•       the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store or hotel sales;

•       the ability to recoup costs of capital investments through higher revenues;

•       financial community and rating agency perceptions of us;

•       acts of war or terrorist incidents or natural disasters;

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•       access to insurance on reasonable terms for our assets;

•       abnormal gaming holds; and

•       the effects of competition, including locations of competitors and operating and market competition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus, or in the case of documents incorporated by reference, as of the respective dates of those documents. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

Harrah’s Entertainment is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance with these requirements, it files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information Harrah’s Entertainment files may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Harrah’s Entertainment’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The address of our internet site is http://www.harrahs.com. We make available free of charge on or through our internet site Harrah’s Entertainment’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after Harrah’s Entertainment electronically files such material with, or furnishes it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

Incorporation by Reference

We “incorporate by reference” the information Harrah’s Entertainment files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. We incorporate by reference the documents of Harrah’s Entertainment listed below and any future filings made by Harrah’s Entertainment with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement.

•       Annual Report on Form 10-K for the year ended December 31, 2005 (including all exhibits thereto);

•       Proxy Statement on Schedule 14A dated March 14, 2006;

•       Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (including all exhibits thereto); and

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•       Current Reports on Form 8-K dated September 14, 2005, February 7, 2006, April 5, 2006, April 26, 2006 and May 31, 2006 (including, in each case, as applicable, the exhibits thereto).

You may request a free copy of these filings by writing or telephoning us at the following address:

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

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THE COMPANY

We are one of the largest casino entertainment providers in the world. Harrah’s Entertainment’s business is conducted through Harrah’s Operating, a wholly-owned subsidiary, which owns or manages through various subsidiaries 37 casinos, primarily in the United States, as of the date of this prospectus supplement. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names, and include 20 land-based casinos, 11 riverboat or dockside casinos, four casinos on Indian reservations, a combination greyhound racing facility and casino and a combination thoroughbred racetrack and casino. In addition, two of our casinos in Mississippi and Louisiana were closed as of the date of this prospectus supplement due to damage suffered from Hurricanes Katrina and Rita. We view each property as an operating segment and aggregate all operating segments into one reporting segment. Our facilities have an aggregate of approximately 2.7 million square feet of gaming space and approximately 38,000 hotel rooms. We have a customer loyalty program, Total Rewards, that we use for marketing promotions and to generate play by our customers when they travel among our markets. We also operate the World Series of Poker tournament circuit at our casinos.

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109. Our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

Summary of Notes

Issuer	Harrah’s Operating Company, Inc.
Securities Offered	Approximately $ aggregate principal amount of % Senior Notes Due 2016.
Maturity	June 1, 2016.
Issue Price	%
Interest Payment Dates	June 1 and December 1 of each year, commencing December 1, 2006
Guarantee	Harrah’s Entertainment has irrevocably and unconditionally guaranteed, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the notes.
Ranking	The notes and parent guarantee will be unsecured senior obligations of Harrah’s Operating and Harrah’s Entertainment and will, respectively:
• rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah’s Operating and Harrah’s Entertainment;
• rank senior to all existing and future subordinated debt of Harrah’s Operating and Harrah’s Entertainment;
• be effectively junior to any secured debt of Harrah’s Operating and Harrah’s Entertainment; and
• be effectively junior to all existing and future debt and other liabilities of Harrah’s Operating’s subsidiaries.

At March 31, 2006, we had approximately $10.8 billion of senior indebtedness outstanding, including approximately $2.6 billion under our credit facility. Of our total indebtedness, $156.9 million represented obligations of Harrah’s Operating’s subsidiaries, all of which effectively ranked senior to the notes.

Optional Redemption	We may redeem some or all of the notes at any time prior to their maturity at the redemption price described in “Description of Notes—Optional Redemption” section.
Covenants	The indenture governing the notes will contain covenants that limit our ability to:
• enter into certain sale and lease-back transactions;
• incur liens on our assets to secure debt;
• merge or consolidate with another company; and
• transfer or sell substantially all of our assets.
For more details, see “Description of Notes—Additional Covenants of Harrah’s Operating’’ and “Description of Notes—Merger, Consolidation or Sale of Assets.”
Sinking Fund	None.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes to reduce outstanding indebtedness, to consummate the debt tender offers commenced on May 30, 2006 and for general working capital purposes.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Delivery and Form.”

Additional Notes

We may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with, and have the same terms as to status, redemption or otherwise as, the notes offered hereby. No such additional notes will be issued with original issue discount for U.S. federal income tax purposes.

Risk Factors

See “Risk Factors” and the other information in, and incorporated by reference into, this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

You should read carefully this entire prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference before investing in the notes. Among the factors that may adversely affect an investment in the notes are the following:

Risks Related to Investment in the Notes

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

We currently have a significant amount of indebtedness. At March 31, 2006, our total consolidated indebtedness was approximately $10.8 billion. The indenture will not restrict our ability to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

Our levels of indebtedness, including our increased levels of debt in connection with the recently completed merger with Caesars, could have important consequences for you, as a holder of the notes, including:

•      limiting our ability to satisfy our obligations with respect to the notes;

•      increasing our vulnerability to general adverse economic and industry conditions;

•      limiting our ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

•      requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•      limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•      placing us at a disadvantage compared to competitors with less indebtedness.

Although the notes are referred to as “senior notes,” they will be effectively subordinated to our secured indebtedness and the indebtedness of Harrah’s Operating’s subsidiaries.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. In addition, Harrah’s Operating’s subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of Harrah’s Operating’s subsidiaries, creditors of these subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Harrah’s Operating, except to the extent we may also have a claim as a creditor. Assuming we had completed this offering on March 31, 2006, the notes would have been effectively junior to approximately $156.9  million of indebtedness of subsidiaries of Harrah’s Operating.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $      million, after deducting the underwriters’ commission and estimated offering expenses. We intend to use the net proceeds to reduce outstanding indebtedness, to consummate the debt tender offers commenced on May 30, 2006 and for general working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information with respect to Harrah’s Entertainment’s consolidated ratios of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	2.6	1.9	2.7	2.6	2.7	2.0

For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for Harrah’s Entertainment’s nonconsolidated majority-owned subsidiaries.

REGULATION AND LICENSING

The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits and approvals, collectively referred to herein as Gaming Licenses. Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Iowa, Arizona, California, Kansas, North Carolina, Canada and Uruguay, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security. In addition, the management contracts and the operation of gaming and casinos on Indian land in the United States are subject to the Indian Gaming Regulatory Act, which is administered by the National Indian Gaming Commission.

Consequently, each holder of notes, by accepting any notes, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdictions we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In addition, under the indenture governing the notes, each holder and beneficial owner of notes, by accepting or otherwise acquiring an interest in any notes, will be deemed to have agreed to apply for a license, qualification or finding of suitability if and to the extent required by the gaming authorities in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of debt securities fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

•       to require the holder to dispose of its notes or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

•       to redeem the notes at a redemption price equal to the lesser of (1) the holder’s cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah’s Operating’s charter also expressly provides that the notes issued by Harrah’s Operating may be redeemed if a holder of such notes is found unsuitable by any governmental agency.

The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission, the Alcohol and Gaming Commission of Ontario and the Internal Auditors Bureau of Uruguay under the authority of the Executive Forum of the Oriental Republic of Uruguay may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority’s jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business.

Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 18, 2004, the Nevada Gaming Commission granted Harrah’s Entertainment and Harrah’s Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind this approval for good cause without prior notice upon the issuance of an interlocutory stop order. We received a similar two-year approval from the Mississippi Gaming Commission effective August 17, 2005. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission, the Nevada State Gaming Control Board or the Mississippi Gaming Commission as to the accuracy or adequacy of this prospectus, or the investment merits of the securities. Any representation to the contrary is unlawful. In addition, Indiana requires approval of any securities transaction involving $1 million or more. On March 9, 2006, the Indiana Gaming Commission granted us the ability to make debt securities offerings for a period of two years, subject to certain restrictions. Under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner’s riverboat gaming license.

To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see “Governmental Regulation” filed as Exhibit 99 to Harrah’s Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus supplement.

DESCRIPTION OF NOTES

General

The following description of the terms of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

The notes will be issued pursuant to an indenture (the “indenture”) among Harrah’s Operating, Harrah’s Entertainment and U.S. Bank National Association, as Trustee. We have summarized selected provisions of the indenture and the notes below. This summary is not complete and is qualified in its entirety by reference to the indenture.

The notes will mature on June 1, 2016 referred to herein as the Maturity Date. Harrah’s Operating will issue the notes in fully registered book-entry form only, without coupons, in denominations of $1,000 and integral multiples thereof. Each note will bear interest at the rate of      % from June    , 2006 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year, each, an Interest Payment Date, commencing December 1, 2006, to the holders of record of the notes at the close of business on the date which is fifteen calendar days prior to such Interest Payment Date.

If any Interest Payment Date, date of redemption, referred to herein as the Redemption Date, or Maturity Date of any of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

The notes initially will be limited to $                     principal amount. We may from time to time without the consent of the holders of the notes create and issue additional notes equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with, and have the same terms as to status, redemption or otherwise as, the notes offered hereby. No such additional notes will be issued with original issue discount for U.S. federal income tax purposes. In the event that we issue additional notes, we will prepare a new offering memorandum or prospectus.

The notes will not be entitled to the benefit of any sinking fund.

The notes are:

•        senior unsecured Obligations of Harrah’s Operating;

•        equal in right of payment to any existing and future senior unsecured Indebtedness of Harrah’s Operating; and

•        guaranteed by Harrah’s Entertainment.

The guarantees by Harrah’s Entertainment will be:

•        senior unsecured Obligations of Harrah’s Entertainment; and

•        equal in right of payment to any other existing and future senior unsecured Indebtedness of Harrah’s Entertainment.

Some of the capitalized terms used in the “Description of Notes” are defined below under “Certain Definitions.”

Optional Redemption

The notes are redeemable, as a whole or in part, at our option, at any time or from time to time, upon mailed notice to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the redemption. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 25 basis points. Accrued interest will be paid to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successor. If it shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes, the amount of the next succeeding scheduled interest payment on the notes will be reduced by the amount of interest accrued on the notes to such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Merger, Consolidation or Sale of Assets

Harrah’s Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Operating, whether in a single transaction or a series of related transactions, unless:

•       either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah’s Operating’s obligations on the debt securities and the indenture, or Harrah’s Operating is the surviving person;

•       immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•       Harrah’s Operating has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Harrah’s Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Entertainment, whether in a single transaction or a series of related transactions, unless:

•       either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah’s Entertainment’s obligations under the guarantee and the indenture, or Harrah’s Entertainment is the surviving person;

•       immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•       Harrah’s Entertainment has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

“Event of Default” means, with respect to the notes, any of the following events:

•       failure to pay principal on the notes when due and payable at maturity, upon redemption or otherwise;

•       failure to pay any interest on the notes when due and payable, and such default continues for 30 days;

•       default in the performance or breach of any covenant or warranty of Harrah’s Operating or Harrah’s Entertainment in the indenture with respect to the notes, which default continues uncured for a period of 60 days after Harrah’s Operating or Harrah’s Entertainment receives written notice from the trustee or Harrah’s Operating, Harrah’s Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

•       certain events of bankruptcy, insolvency or reorganization;

•       the acceleration of the maturity of any Indebtedness of Harrah’s Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah’s Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding notes; and

•       any other “Event of Default” provided for the notes.

If an Event of Default with respect to the notes (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all or a portion of the notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, under certain circumstances and without further act, the declaration of acceleration may be deemed to have been waived and its consequences may be deemed to have been rescinded and annulled. For information regarding waiver of defaults, see “Amendment and Waiver” below.

The indenture will provide that, subject to the trustee’s duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

The indenture requires that we furnish annually to the trustee a statement as to our performance of our obligations under the indenture. In addition, we are required to notify the trustee any time we become aware of a default or Event of Default.

Amendment and Waiver

We generally may amend the indenture or the notes with the written consent of the holders of at least a majority in principal amount of each series of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the notes. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•       reduces the percentage in principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•       reduces the rate of or extends the time for payment of interest, including default interest, on the notes;

•       reduces the principal of, or changes the fixed maturity of, the notes or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any debt securities or otherwise impairs the right to institute suit for the enforcement of any payment on or after maturity;

•       reduces the principal amount of discount notes payable upon acceleration of maturity;

•       makes the principal of or interest on the notes payable at a different place or in currency other than that stated in the notes;

•       makes any change to provisions of the indenture concerning waivers of certain covenants, defaults or Events of Default by holders or the rights of holders of the notes to recover the principal of or interest on those debt securities; or

•       waives a default in the payment of the principal of or interest on the notes, except as otherwise provided in the indenture.

We may amend the indenture or the notes without the consent of any holder of the notes, among other things:

•       to evidence the succession of another entity to Harrah’s Operating;

•       to add one or more covenants for the benefit of the holders of all or any series of the notes or to surrender any right or power conferred upon Harrah’s Operating;

•       to add any additional events of default for the notes;

•       to change or eliminate any provision of the indenture so long as the change or elimination does not apply to the notes or modify the rights of any holder with respect to such provision, or to add any new provision to the indenture, so long as the addition does not apply to the notes;

•       to make any change that does not adversely affect the rights of any holder of the notes;

•       to provide security for the notes;

•  to evidence and provide for the acceptance of appointment of a separate or successor trustee;

•       to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•       to cure any ambiguity, defect or inconsistency.

The holders of at least a majority in principal amount of the outstanding notes, by notice to the trustee, may waive any existing default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on the notes (a “Payment Default”) (provided, however, that the holders of a majority in principal amount of the notes may rescind an acceleration and its consequences (other than an acceleration relating to a Payment Default), including any related payment default that resulted from such acceleration).

Additional Covenants of Harrah's Operating

Limitation on Liens.   Neither Harrah's Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

•  Liens existing on the date of original issuance of the notes;

•  Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah's Operating or at the time it is merged into or consolidated with Harrah's Operating or a Subsidiary of Harrah's Operating;

•  Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

•  Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

•  Liens which secure Indebtedness owing by a Subsidiary of Harrah's Operating to Harrah's Operating or to another Subsidiary of Harrah's Operating;

•  Liens securing Indebtedness of Harrah's Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

•  purchase money security Liens on personal property;

•  Liens securing Indebtedness of Harrah's Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah's Operating or any of its Subsidiaries;

•  Liens on the stock, partnership or other equity interest of Harrah's Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and /or advanced solely to such Joint Venture;

•  Liens to government entities, including pollution control or industrial revenue bond financing;

•  Liens required by any contract or statute in order to permit Harrah's Operating or a Subsidiary of Harrah's Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

•  mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business;

•  Liens for taxes or assessments and similar charges;

•  zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

•  any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses.

Notwithstanding the foregoing, Harrah's Operating and any one or more of its Subsidiaries may, without securing the notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah's Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah's Operating has voluntarily retired Funded Debt), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah's Operating and its consolidated Subsidiaries.

Limitation on Sale and Lease-Back Transactions.   Neither Harrah's Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either:

•  Harrah's Operating or such Subsidiary would be entitled, pursuant to the provisions described above, under "Limitation on Liens," to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the notes; or

•  Harrah's Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

Taxes.   Harrah's Operating will, and will cause each of its significant subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to a holder of the notes.

Guarantee of Notes

Harrah’s Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the notes. If Harrah’s Operating defaults in the payment of the principal of, premium, if any, or interest on the notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of the notes, Harrah’s Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah’s Entertainment as guarantor of the notes in certain circumstances, including circumstances in which:

•       Harrah’s Operating ceases to be a wholly owned subsidiary of Harrah’s Entertainment; or

•       Harrah’s Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the “Corporation May Consolidate, Etc. on Certain Terms” covenant in the indenture, and (1) such transferee entity assumes Harrah’s Operating’s obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

Harrah’s Entertainment conducts substantially all of its business through Harrah’s Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah’s Operating. As such, Harrah’s Entertainment is dependent on the receipt of dividends or other payments from Harrah’s Operating to make payments on the guarantee of the notes.

Limited Liability of Certain Persons

None of the past, present or future stockholders, incorporators, officers or directors, as such, of Harrah’s Operating, Harrah’s Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such stockholder, incorporator, officer or director.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail in Exhibit 99 to Harrah’s Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The gaming authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the notes or the beneficial owner of the notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the notes shall be deemed to have agreed, by accepting such notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so, we shall have the right, at our election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem the notes at a redemption price equal to the lesser of:

•       such person’s cost;or

•       100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date and (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority.

We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

The notes will not contain any provisions which may afford holders of the notes protection in the event either Harrah’s Operating or Harrah’s Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the notes.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Defeasance and Discharge.   The indenture provides that we may be discharged from any and all obligations in respect of a certain series of the notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on the notes, to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold money for payment in trust. We will be so discharged when, among other things, we:

•       deposit with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount in cash sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the notes on the dates such payments are due; and

•       deliver to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants.   The indenture provides that, unless otherwise provided by the terms of the notes, upon compliance with certain conditions:

•       we may omit to comply with certain restrictive covenants contained in the indenture; and

•       any omission to comply with such obligations will not constitute a default or Event of Default with respect to the notes.

When we may omit to comply with certain provisions of the indenture as provided above, we refer to it as a “covenant defeasance.”

The conditions require, among others, that we:

•       deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount in cash sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the notes on the dates such payments are due; and

•       deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of Harrah’s Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

•       all current liabilities of Harrah’s Operating’s and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed; and

•       all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah’s Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

“Consolidated Property” means any property of Harrah’s Operating or any of its Subsidiaries.

“Funded Debt” means all Indebtedness of Harrah’s Operating which (1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least pari passu with the notes.

“Indebtedness” of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah’s Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah’s Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a “capitalized lease” shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah’s Operating and/or one or more of its subsidiaries.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Non-recourse Indebtedness” means indebtedness with terms providing that the lender’s claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than Harrah’s Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah’s Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah’s Operating or any of its Subsidiaries to such person or to any other person (other than Harrah’s Operating or any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

“Subsidiary” of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah’s Operating’s Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

Book-Entry, Delivery and Form

The notes initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

•       a limited-purpose trust company organized under the New York Banking Law;

•       a “banking organization” within the meaning of the New York Banking Law;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and NASD. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the notes are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, The City of New York, where notices and demands in respect of the notes and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, NY 10005.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as the notes are in book-entry form, we will make payments on those notes to the depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If the notes are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of the notes will not be entitled to have the notes registered in their names and will not receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of the notes take physical delivery of the notes in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes.

DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of the notes generally will not receive certificates representing their ownership interests in those securities. However, if:

•       DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing the notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•       we determine, in our sole discretion, not to have the notes represented by one or more global securities; or

•       an Event of Default under the indenture has occurred and is continuing with respect to the notes, we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we do not take responsibility for the accuracy of this information.

The Trustee

The trustee under the indenture is U.S. Bank National Association.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the state of New York.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below, for whom Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives (the “Representatives”), has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of the notes set forth opposite the name of such underwriter.

Underwriter	Principal Amount
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if any such notes are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

We have agreed that, for a period of 30 days from the date of issuance of the notes, we will not, without the prior written consent of the Representatives and subject to certain exceptions, offer, sell or contract to sell, or otherwise dispose of any debt securities issued by Harrah’s Operating.

The notes will constitute a new class of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are not obligated to do so and may discontinue any market-making activities with respect to the notes at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the offering size, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

We estimate that our portion of the total expenses of the offering will be $300,000. In addition, we will pay to the underwriters a commission equal to $4.50 per $1,000 principal amount of notes. Therefore, the underwriters will receive in connection with the offering total commissions of $3,375,000.

Some of the underwriters have been retained to perform certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

We and Harrah’s Entertainment have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Latham & Watkins LLP of Costa Mesa, California, and Michael D. Cohen, our Vice President, Associate General Counsel and Corporate Secretary, will issue opinions about certain legal matters with respect to the notes for Harrah’s. Cleary Gottlieb Steen & Hamilton LLP of New York, New York, will issue an opinion about certain legal matters with respect to the notes for the underwriters.

PROSPECTUS

HARRAH’S OPERATING COMPANY, INC.

Debt Securities Guaranteed by Harrah’s Entertainment, Inc.

HARRAH’S ENTERTAINMENT, INC.

Common Stock, par value $.10 per share, including any shares issued upon conversion of debt securities

Guarantees of Debt Securities

Harrah’s Operating may offer and sell from time to time in one or more offerings debt securities which will be guaranteed by Harrah’s Entertainment. Harrah’s Entertainment may also offer and sell from time to time in one or more offerings shares of its common stock, par value $.10 per share, including shares of common stock issued upon conversion of debt securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The debt securities and related guarantees will not be listed on any securities exchange.

The common stock of Harrah’s Entertainment is traded on the New York Stock Exchange under the symbol “HET.” On April 5, 2006, the last reported sale price of Harrah’s Entertainment’s common stock was $78.60 per share.

Neither the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, the words “Harrah’s Entertainment” refer to Harrah’s Entertainment, Inc., a Delaware corporation, “Harrah’s Operating” refer to Harrah’s Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Harrah’s Entertainment, and “Harrah’s,” “we,” “our,” “ours,” and “us” refer to Harrah’s Entertainment and its consolidated subsidiaries, including without limitation Harrah’s Operating, unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement and the documents incorporated by reference into this prospectus contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future

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actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this prospectus and the accompanying prospectus supplement or the documents incorporated by reference into this prospectus, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth in this prospectus and the accompanying prospectus supplement incorporated by reference into this prospectus.

In addition to the risk factors set forth from time to time in our reports filed with the SEC, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•       the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

•       construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•       the effects of environmental and structural building conditions relating to our properties;

•       our ability to timely and cost-effectively integrate into our operations the companies that we acquire, including with respect to our acquisition of Caesars;

•       access to available and reasonable financing on a timely basis;

•       the ability of purchasers of any of our assets subject to sale agreements to close the purchases on a timely basis;

•       changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•       litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•       the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store or hotel sales;

•       the ability to recoup costs of capital investments through higher revenues;

•       financial community and rating agency perceptions of us;

•       acts of war or terrorist incidents or natural disasters;

•       access to insurance on reasonable terms for our assets;

•       abnormal gaming holds; and

•       the effects of competition, including locations of competitors and operating and market competition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the accompanying prospectus supplement, or in the case of documents incorporated by reference, as of the respective dates of those documents. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

Harrah’s Entertainment is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance with these requirements, it files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information Harrah’s Entertainment files may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Harrah’s Entertainment’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The address of our internet site is http://www.harrahs.com. We make available free of charge on or through our internet site Harrah’s Entertainment’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after Harrah’s Entertainment electronically files such material with, or furnishes it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

Incorporation by Reference

We “incorporate by reference” the information Harrah’s Entertainment files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information contained or incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents of Harrah’s Entertainment listed below and any future filings made by Harrah’s Entertainment with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

•       Annual Report on Form 10-K for the year ended December 31, 2005 (including all exhibits thereto);

•       Proxy Statement on Schedule 14A dated March 14, 2006;

•       Current Reports on Form 8-K dated September 14, 2005, February 7, 2006 and April 5, 2006 (including, in each case, as applicable, the exhibits thereto);

•       the description of the rights agreement contained in the Registration Statement on Form 8-A dated September 16, 1996 and any amendment or report filed with the SEC for the purpose of updating such description; and

•       the description of Harrah’s Entertainment’s common stock contained in the Registration Statement on Form 10 dated December 18, 1989 and any amendment or report filed with the SEC for the purpose of updating such description.

You may request a free copy of these filings by writing or telephoning us at the following address:

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

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THE COMPANY

We are one of the largest casino entertainment providers in the world. Harrah’s Entertainment’s business is conducted through Harrah’s Operating, a wholly-owned subsidiary, which owns or manages through various subsidiaries 40 casinos, primarily in the United States. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names, and include 21 land-based casinos, 11 riverboat or dockside casinos, four casinos on Indian reservations, two casinos on cruise ships, a combination greyhound racing facility and casino and a combination thoroughbred racetrack and casino. In addition, two of our casinos in Mississippi and Louisiana were closed as of the date of this prospectus due to damage suffered from Hurricanes Katrina and Rita. We view each property as an operating segment and aggregate all operating segments into one reporting segment. Our facilities have an aggregate of approximately 3 million square feet of gaming space and approximately 40,000 hotel rooms. We have a customer loyalty program, Total Rewards, that we use for marketing promotions and to generate play by our customers when they travel among our markets. We also operate the World Series of Poker tournament circuit at our casinos.

Our principal executive offices are located at One Harrah’s Court, Las Vegas, Nevada 89119. Our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, capital expenditures, investments in our subsidiaries or as additions to working capital. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information with respect to Harrah’s Entertainment’s consolidated ratios of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	1.9	2.7	2.6	2.7	2.0

For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for Harrah’s Entertainment’s nonconsolidated majority-owned subsidiaries.

REGULATION AND LICENSING

The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits and approvals, collectively referred to herein as Gaming Licenses. Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Iowa, Arizona, California, Kansas, North Carolina, Canada and Uruguay, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security. In addition, the management contracts and the operation of gaming and casinos on Indian land in the United States are subject to the Indian Gaming Regulatory Act, which is administered by the National Indian Gaming Commission.

Consequently, each holder of securities, by accepting any securities, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdictions we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In addition, under the indenture governing the debt securities, each holder and beneficial owner of debt securities, by accepting or otherwise acquiring an interest in any debt securities, will be deemed to have agreed to apply for a license, qualification or finding of suitability if and to the extent required by the gaming authorities in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of debt securities fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

•       to require the holder to dispose of its debt securities or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

•       to redeem the debt securities at a redemption price equal to the lesser of (1) the holder’s cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah’s Operating’s charter also expressly provides that debt securities issued by Harrah’s Operating may be redeemed if a holder of such securities is found unsuitable by any governmental agency.  Harrah’s Entertainment’s Certificate of Incorporation also expressly provides that the shares of its common stock issued may be redeemed if a holder of common stock securities is found unsuitable by any governmental agency. See “Description of Debt Securities—Mandatory Disposition Pursuant to Gaming Laws” and “Description of Common Stock—Redemption.”

The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission, the Alcohol and Gaming Commission of Ontario and the Internal Auditors Bureau of Uruguay under the authority of the Executive Forum of the Oriental Republic of Uruguay may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority’s jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business.

Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 18, 2004, the Nevada Gaming Commission granted Harrah’s Entertainment and Harrah’s Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind this approval for good cause without prior notice upon the issuance of an interlocutory stop order. We received a similar two-year approval from the Mississippi Gaming Commission effective August 17, 2005. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission, the Nevada State Gaming Control Board or the Mississippi Gaming Commission as to the accuracy or adequacy of this prospectus, or the investment merits of the securities. Any representation to the contrary is unlawful. In addition, Indiana requires approval of any securities transaction involving $1 million or more. On March 9, 2006, the Indiana Gaming Commission granted us the ability to make debt securities offerings for a period of two years, subject to certain restrictions. Under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner’s riverboat gaming license.

To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see “Governmental Regulation” filed as Exhibit 99 to Harrah’s Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under an indenture (the “indenture”) among Harrah’s Operating, Harrah’s Entertainment and U.S. Bank National Association, as Trustee. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture.

We may issue debt securities at any time and from time to time in one or more series under the indenture. The indenture gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. The indenture does not limit the amount of debt securities that we may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of a series of debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in our debt securities.

In addition to the terms described in this prospectus, we will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•       the title of the debt securities;

•       any limit on the total principal amount of debt securities;

•       the date or dates on which the principal of the debt securities will be payable or the method used to determine those dates and the right, if any, to shorten or extend such dates;

•       any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payment, or the method used to determine any of the foregoing;

•       whether the debt securities will be senior debt securities or whether such securities will be subordinated to any of our existing and future senior debt;

•       whether the debt securities will be convertible into shares of common stock of Harrah’s Entertainment;

•       the right, if any, to extend the interest payment periods and the terms of such extensions;

•       the place where the principal or any premium or interest of the debt securities is payable;

•       the dates, prices, terms and conditions upon which the debt securities may be redeemed;

•       the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•       any provisions that would determine payments on the debt securities by reference to an index or a formula;

•       the currency in which the principal, any premium of, or any interest on the debt securities is payable or that may be payable at our election or at the election of the holders, and the applicable exchange rate if not to be paid in United States dollars;

•       the portion of the principal of the debt securities that can be paid on an accelerated basis due to default on the debt securities;

•       the amount of the principal of the debt securities which will be deemed to be the principal amount of the debt securities if the principal amount payable at maturity of the debt securities is not able to be determined as of any date prior to maturity;

•       whether the provisions for covenant and legal defeasance will not apply to any series of debt securities;

•       any change to the events of default or covenants or in the rights of the holders of the debt securities to declare the principal amount due and payable;

•       any addition to or change in the covenants in the indenture; and

•       any other terms of the debt securities consistent with the indenture or that may be different from those described below.

We will describe any material United States federal income tax consequences of the purchase, ownership and disposition of the debt securities in the prospectus supplement.

Merger, Consolidation or Sale of Assets

Harrah’s Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Operating, whether in a single transaction or a series of related transactions, unless:

•       either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah’s Operating’s obligations on the debt securities and the indenture, or Harrah’s Operating is the surviving person;

•       immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•       Harrah’s Operating has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Harrah’s Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Entertainment, whether in a single transaction or a series of related transactions, unless:

•       either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah’s Entertainment’s obligations under the guarantee and the indenture, or Harrah’s Entertainment is the surviving person;

•       immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•       Harrah’s Entertainment has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following events:

•       failure to pay principal on that series of debt securities when due and payable at maturity, upon redemption or otherwise;

•       failure to pay any interest on that series of debt securities when due and payable, and such default continues for 30 days;

•       default in the performance or breach of any covenant or warranty of Harrah’s Operating or Harrah’s Entertainment in the indenture with respect to that series, which default continues uncured for a period of 60 days after Harrah’s Operating or Harrah’s Entertainment receives written notice from the trustee or Harrah’s Operating, Harrah’s Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•       certain events of bankruptcy, insolvency or reorganization;

•       the acceleration of the maturity of any Indebtedness of Harrah’s Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah’s Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding debt securities of that series; and

•       any other “Event of Default” provided for that series.

If an Event of Default with respect to a series of debt securities (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all or a portion of the debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities has been made, but before the trustee obtains a judgment or decree based on that acceleration, under certain circumstances and without further act, the declaration of acceleration may be deemed to have been waived and its consequences may be deemed to have been rescinded and annulled. For information regarding waiver of defaults, see “Amendment and Waiver” below. Any event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities.

The indenture will provide that, subject to the trustee’s duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities.

The indenture requires that we furnish annually to the trustee a statement as to our performance of our obligations under the indenture. In addition, we are required to notify the trustee any time we become aware of a default or Event of Default.

Amendment and Waiver

We generally may amend the indenture or the debt securities with the written consent of the holders of at least a majority in principal amount of each series of outstanding debt securities affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of any series may also waive our compliance in a particular instance with any provision of the indenture with respect to that series of debt securities. We must obtain the consent of each holder of debt securities affected by a particular amendment or waiver, however, if such amendment or waiver:

•       reduces the percentage in principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•       reduces the rate of or extends the time for payment of interest, including default interest, on any debt securities;

•       reduces the principal of, or changes the fixed maturity of, any debt securities or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any debt securities or otherwise impairs the right to institute suit for the enforcement of any payment on or after maturity;

•       reduces the principal amount of discount debt securities payable upon acceleration of maturity;

•       makes the principal of or interest on any debt securities payable at a different place or in currency other than that stated in the debt securities;

•       makes any change to provisions of the indenture concerning waivers of certain covenants, defaults or Events of Default by holders or the rights of holders of any debt securities to recover the principal of or interest on those debt securities; or

•       waives a default in the payment of the principal of or interest on any debt securities, except as otherwise provided in the indenture.

We may amend the indenture or the debt securities without the consent of any holder of a debt security, among other things:

•       to evidence the succession of another entity to Harrah’s Operating;

•       to add one or more covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Harrah’s Operating;

•       to add any additional events of default for all or any series of debt securities;

•       to change or eliminate any provision of the indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or modify the rights of any holder with respect to such provision, or to add any new provision to the indenture, so long as the addition does not apply to any outstanding debt securities;

•       to make any change that does not adversely affect the rights of any holder of debt securities;

•       to provide security for the debt securities of any series;

•       to establish the form or terms of debt securities of any series, as permitted by the indenture;

•       to evidence and provide for the acceptance of appointment of a separate or successor trustee;

•       to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•       to cure any ambiguity, defect or inconsistency.

The holders of at least a majority in principal amount of the outstanding debt securities of any series with respect to which any default under the indenture shall have occurred and be continuing (voting as one class) may, on behalf of the holders of all of the debt securities of such series, waive such past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any debt security of such series (a “Payment Default”) (provided, however, that the holders of a majority in principal amount of the outstanding securities of such series may rescind an acceleration and its consequences (other than an acceleration relating to a Payment Default), including any related payment default that resulted from such acceleration).

Guarantee of Debt Securities

Harrah’s Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the debt securities. If Harrah’s Operating defaults in the payment of the principal of, premium, if any, or interest on such debt securities when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such series of debt securities, Harrah’s Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah’s Entertainment as guarantor of the debt securities in certain circumstances, including circumstances in which:

•       Harrah’s Operating ceases to be a wholly owned subsidiary of Harrah’s Entertainment; or

•       Harrah’s Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the “Corporation May Consolidate, Etc. on Certain Terms” covenant in the indenture, and (1) such transferee entity assumes Harrah’s Operating’s obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

Harrah’s Entertainment conducts substantially all of its business through Harrah’s Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah’s Operating. As such, Harrah’s Entertainment is dependent on the receipt of dividends or other payments from Harrah’s Operating to make payments on the guarantee of the debt securities.

Limited Liability of Certain Persons

None of the past, present or future stockholders, incorporators, officers or directors, as such, of Harrah’s Operating, Harrah’s Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such stockholder, incorporator, officer or director.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail in Exhibit 99 to Harrah’s Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus. The gaming authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the debt securities or the beneficial owner of the debt securities of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the debt securities shall be deemed to have agreed, by accepting such debt securities, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so, we shall have the right, at our election, (1) to require such person to dispose of its debt securities or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such debt securities at a redemption price equal to the lesser of:

•       such person’s cost, or

•       100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date and (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority.

We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

The debt securities will not contain any provisions which may afford holders of the debt securities protection in the event either Harrah’s Operating or Harrah’s Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the debt securities.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Defeasance and Discharge.   The indenture provides that we may be discharged from any and all obligations in respect of a certain series of debt securities, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such debt securities, to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust. We will be so discharged when, among other things, we:

•       deposit with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount in cash sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on such series of debt securities on the dates such payments are due; and

•       deliver to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of such series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants.   The indenture provides that, unless otherwise provided by the terms of such series of debt securities, upon compliance with certain conditions:

•       we may omit to comply with certain restrictive covenants contained in the indenture, and

•       any omission to comply with such obligations will not constitute a default or Event of Default with respect to such series of debt securities.

When we may omit to comply with certain provisions of the indenture as provided above, we refer to it as a “covenant defeasance.”

The conditions require, among others, that we:

•       deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount in cash sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on such series of debt securities on the dates such payments are due; and

•       deliver to the trustee an opinion of counsel to the effect that holders of such series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of Harrah’s Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

•       all current liabilities of Harrah’s Operating’s and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed; and

•       all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah’s Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

“Indebtedness” of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah’s Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah’s Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a “capitalized lease” shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah’s Operating and/or one or more of its subsidiaries.

“Non-recourse Indebtedness” means indebtedness with terms providing that the lender’s claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, the debt securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

•       a limited-purpose trust company organized under the New York Banking Law;

•       a “banking organization” within the meaning of the New York Banking Law;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and NASD. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the debt securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, The City of New York, where notices and demands in respect of the securities and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, NY 10005.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as the debt securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If the debt securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of the debt securities will not be entitled to have the debt securities registered in their names and will not receive physical delivery of the debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of the debt securities take physical delivery of the debt securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities and may discontinue providing its services at any time. Neither we nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of a particular series of the debt securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•       DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of debt securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•       we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•       an Event of Default under the indenture has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such debt securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we do not take responsibility for the accuracy of this information.

The Trustee

The trustee under the indenture is U.S. Bank National Association.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the state of New York.

DESCRIPTION OF COMMON STOCK

This prospectus describes certain general terms of Harrah’s Entertainment’s common stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and Harrah’s Entertainment’s Certificate of Incorporation and Bylaws.

General

Harrah’s Entertainment’s Certificate of Incorporation authorizes it to issue up to 720,000,000 shares of common stock, par value $.10 per share. As of January 31, 2006, Harrah’s Entertainment had 184,092,919 shares of common stock issued and outstanding.

Holders of Harrah’s Entertainment’s common stock are entitled to receive dividends when declared by its Board of Directors out of funds legally available for such purpose. Holders of common stock will receive such dividends (1) if they are  permitted by the agreements governing our then outstanding debt and (2) subject to the rights of any Harrah’s Entertainment’s preferred stockholders with senior dividend rights.

In the event of any liquidation, dissolution or winding-up of Harrah’s Entertainment’s affairs, holders of its common stock will share proportionately in all lawful distributions of its assets remaining after payment of all debts and other liabilities and payment of any liquidation preference on any shares of Harrah’s Entertainment’s preferred stock which might then be outstanding.

The holders of Harrah’s Entertainment’s common stock are entitled to one vote per share, and are not entitled to cumulative voting rights in the election of Harrah’s Entertainment’s directors. Holders of common stock also do not have conversion or preemptive rights to subscribe for any of Harrah’s Entertainment’s stock or other securities which it may issue.

All of Harrah’s Entertainment’s outstanding shares of common stock are fully paid and nonassessable.

Redemption

While holders of common stock do not have redemption rights, Harrah’s Entertainment may redeem its common stock by action of the Board of Directors if, among other things, in the judgment of the Board of Directors:

•       a holder of common stock (i) is determined by any gaming regulatory agency to be unsuitable, (ii) has an application for a license or permit rejected, or (iii) has a previously issued license or permit rescinded, suspended, revoked or not renewed; or

•       redemption is necessary to avoid any regulatory sanctions against, or to prevent the loss of, or to secure the reinstatement of, any license, franchise or entitlement from any governmental agency held by Harrah’s Entertainment, any of its affiliates, or any entity its or any such affiliate owns, which license, franchise or entitlement is (i) conditioned upon some or all of the holders of any class or series of Harrah’s Entertainment’s stock possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the respective business operations of Harrah’s Entertainment, its affiliates or such other entities.

The redemption price will be equal to the average closing price, as determined pursuant to Harrah’s Entertainment’s Certificate of Incorporation, for the shares of common stock for each of the 45 trading days preceding the date notice of redemption is given. If the shares of common stock are not traded on any securities exchange or in the over-the-counter market, the redemption price will be determined by Harrah’s Entertainment’s Board of Directors in good faith. The redemption price as to any stockholder who purchased any shares of common  stock subject to redemption within 120 days of the redemption date need not exceed the purchase price paid by him for any common stock, unless the Board of Directors determines otherwise. The shares of common stock (excluding any dividends thereon not entitled to be received as set forth below) may also be redeemed at a redemption price as required by any applicable law, regulation or rule.

The redemption price of the shares of common stock may be paid in any combination of cash or debt or equity securities of Harrah’s Entertainment or any of its subsidiaries or any other corporation, having such terms and conditions as approved by Harrah’s Entertainment’s Board of Directors.

If less than all the shares of common stock are to be redeemed, the shares to be redeemed shall be selected in such a manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

At least 30 days written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or debt or equity securities of Harrah’s Entertainment or any of its subsidiaries or any other corporation, which cash or securities are necessary to effect the redemption, shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed.

From and after the redemption date or such earlier date as mandated by applicable law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall be entitled only to receive the cash or securities payable upon redemption.

The shares of common stock may also be redeemed on other terms and conditions determined by the Board of Directors.

Special Stock

Harrah’s Entertainment’s Board of Directors has authorized that one special stock purchase right be attached to each outstanding share of common stock. This special right is exercisable only if a person or group acquires, or obtains the right to acquire, beneficial ownership of 15% or more of Harrah’s Entertainment’s common stock or announces a tender offer for 15% or more of Harrah’s Entertainment’s common stock. With certain exceptions, this special right entitles holders of common stock to buy one two-hundredth of a share of special stock for $130 per fractional share, subject to certain anti-dilution adjustments. If a person acquires 15% of more of Harrah’s Entertainment’s common stock, each holder of a special right can purchase common stock having a market value of twice the special right’s exercise price. Under certain conditions, holders of special rights can purchase stock of an acquiring company at a discount. Special rights held by the person acquiring 15% or more of Harrah’s Entertainment’s common stock will become void. This special stock purchase right will expire on October 5, 2006, unless redeemed earlier by our Board of Directors at one cent per special right.

Prohibited Business Transactions

Harrah’s Entertainment is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between it and an interested stockholder or such stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an interested stockholder. In general, an “interested stockholder” for purposes of Section 203 is any stockholder owning 15% or more of Harrah’s Entertainment’s voting stock. These restrictions do not apply if:

•       Harrah’s Entertainment’s Board of Directors gives prior approval of either the business combination or the transaction by which such person becomes an interested stockholder;

•       upon consummation of the transaction, the interested stockholder owns at least 85% of Harrah’s Entertainment’s voting stock (excluding shares owned by certain employee stock plans and Harrah’s Entertainment’s directors and officers); or

•       prior to or subsequent to becoming an interested stockholder, the business combination is approved by Harrah’s Entertainment’s Board of Directors and authorized by at least two-thirds of Harrah’s Entertainment’s voting stock not owned by the interested stockholder at an annual or special meeting of Harrah’s Entertainment’s stockholders.

Harrah’s Entertainment’s Certificate of Incorporation also prohibits business combinations with interested stockholders or such interested stockholder’s affiliates or associates. The Certificate of Incorporation defines an interested stockholder as any person who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of 10% or more of Harrah’s Entertainment’s voting stock, or is an affiliate or associate of Harrah’s Entertainment and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of Harrah’s Entertainment’s voting stock. Unless approved by a majority of Harrah’s Entertainment’s Continuing Directors (as defined in the Certificate of Incorporation) or the interested stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by Harrah’s Entertainment’s stockholders and the public disclosure of the business combination, a proposed business combination with an interested stockholder requires the affirmative vote of (i) 75% of all of Harrah’s Entertainment’s voting stock and (ii) not less than a majority of Harrah’s Entertainment’s voting stock, excluding voting stock held by the interested stockholder.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

VALIDITY OF THE SECURITIES AND GUARANTEES

The validity of the common stock, debt securities and guarantees offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Harrah’s Entertainment, Inc. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2005 in its presentation of its consolidated statements of cash flows to separately disclose cash flows from operating, investing, and financing activities of discontinued operations and to present the proceeds from the sale of discontinued operations as an investing activity of continuing operations, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Caesars Entertainment, Inc. incorporated in this prospectus by reference from the Current Report on Form 8-K of Harrah’s Entertainment, Inc. dated September 14, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to Caesars Entertainment, Inc.’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.